Contact:	Patrick E. Beans Chief Financial Officer 402-475-2525

NATIONAL RESEARCH CORPORATION ANNOUNCES
SECOND QUARTER 2007 RESULTS AND THIRD QUARTER DIVIDEND

Net Income up 24% in the Second Quarter

LINCOLN, Nebraska (August 7, 2007) — National Research Corporation (NASDAQ:NRCI) today announced results for the second quarter ended June 30, 2007.

•	Quarterly revenue increased by 12%
•	Quarterly net income increased by 24%
•	Quarterly diluted earnings per share of $0.23, up 21%
•	Quarterly net new contracts of $2.5 million, up 18%

        Commenting on the second quarter results, Michael D. Hays, chief executive officer of National Research Corporation, said, “Our quarterly financial results were mixed. Revenue was below our desired growth range, while net income and EPS growth was within the range. Our sales engine continues to perform well and going forward, will be focused on the commercial versus federal sector where we continue to experience volatility.”

        Revenue for the quarter ended June 30, 2007, was $11.9 million, compared to $10.7 million for the same period in 2006. Net income for the quarter ended June 30, 2007, was $1.6 million, or $0.24 per basic and $0.23 per diluted earnings per share, compared with net income of $1.3 million, or $0.19 per basic and diluted share, in the prior year period.

        Revenue for the first half of 2007 increased 20% to $24.1 million, compared to $20.1 million for the same period in 2006. Net income for the first six months of 2007 increased 28% to $3.2 million resulting in $0.47 per basic and $0.46 per diluted earnings per share, up 27% and 24% respectively, over the same period in 2006.

        In closing, Patrick E. Beans, chief financial officer of National Research Corporation, said, “Again this quarter, we realized margin expansion driven by revenue growth and a larger proportion of higher margin improvement products in our revenue mix as was our stated goal at the beginning of the year.”

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NRCI Announces Second Quarter Results

August 7, 2007

        The Company also announced that its Board of Directors has declared a regular quarterly cash dividend of $0.12 (twelve cents) per share payable September 28, 2007, to shareholders of record as of the close of business on September 7, 2007.

        A listen-only simulcast of National Research Corporation’s year-end conference call will be available online at www.earnings.com on August 8, 2007, beginning at 11:00 a.m. Eastern time. The online replay will follow approximately an hour later and continue for 30 days.

        National Research Corporation, headquartered in Lincoln, Nebraska, is a leading provider of performance measurement, improvement services, and governance education to the healthcare industry in the United States and Canada.

        This press release includes “forward-looking” statements related to the Company that can generally be identified as describing the Company’s future plans, objectives or goals. Such forward-looking statements are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the factors that could affect the Company’s future results, please see the Company’s filings with the Securities and Exchange Commission.

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NRCI Announces Second Quarter Results

August 7, 2007

NATIONAL RESEARCH CORPORATION
Unaudited Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Revenue	$11,945	$10,663	$24,150	$20,140
Operating expenses:
Direct expenses	5,366	4,980	10,815	9,080
Selling, general and administrative	3,250	3,042	6,650	6,047
Depreciation and amortization	623	500	1,250	971

Total operating expenses	9,239	8,522	18,715	16,098

Operating income	2,706	2,141	5,435	4,042
Other income (expense):
Interest income	55	56	69	138
Interest expense	(136)	(82)	(303)	(92)
Other, net	51	(10)	68	(24)

Total other income (expense)	(30)	(36)	(166)	22
Income before income taxes	2,676	2,105	5,269	4,064
Provision for income taxes	1,035	786	2,034	1,528

Net income	$1,641	$1,319	$3,235	$2,536

Net income per share, basic	$0.24	$0.19	$0.47	$0.37

Net income per share, diluted	$0.23	$0.19	$0.46	$0.37

Weighted average shares outstanding:
Basic	6,845	6,845	6,844	6,832
Diluted	7,002	6,970	6,979	6,938

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NRCI Announces Second Quarter Results

August 7, 2007

NATIONAL RESEARCH CORPORATION
Consolidated Condensed Balance Sheets
(Dollars in thousands)

	June 30, 2007	Dec. 31, 2006
ASSETS	(Unaudited)
Current Assets:
Cash and cash equivalents	$2,122	$876
Short-term investments	753	1,110
Accounts receivable, net	7,725	6,734
Income taxes recoverable	56	898
Other current assets	3,729	3,379

Total current assets	14,385	12,997
Net property and equipment	11,634	11,716
Other, net	37,273	36,819

Total Assets	$63,292	$61,532

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$1,632	$1,511
Deferred revenue	11,045	8,264
Accrued compensation	1,438	1,594
Notes payable	686	3,110

Total current liabilities	14,801	14,479
Non-current liabilities	9,041	10,303

Total Liabilities	23,842	24,782

Shareholders’ Equity:
Common stock, $0.001 par value; 20,000,000 shares authorized;
issued 7,876,957 in 2007 and 7,837,848 in 2006;
outstanding 6,925,042 in 2007 and 6,890,631 in 2006	8	8
Additional paid-in capital	22,747	21,820
Retained earnings	28,061	26,488
Accumulated other comprehensive income	674	358
Treasury stock	(12,040)	(11,924)

Total shareholders’ equity	39,450	36,750

Total liabilities and shareholders’ equity	$63,292	$61,532

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